Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $54.4 Million, or $1.58 Per Diluted Share, for Fourth Quarter 2022;
Earns $195.4 Million in Net Income, or $5.67 Per Diluted Share, for 2022;
Declares Increased Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - January 19, 2023 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $54.4 million, or $1.58 per diluted share, for the fourth quarter of 2022, an 11% increase compared to $49.1 million, or $1.43 per diluted share, for the preceding quarter and a 9% increase compared to $49.9 million, or $1.44 per diluted share, for the fourth quarter of 2021. Banner’s fourth quarter 2022 results include $6.7 million of provision for credit losses, compared to $6.1 million of provision for credit losses in the preceding quarter and $5.2 million in recapture of provision for credit losses in the fourth quarter of 2021. In addition, the current quarter included an accrual of $3.5 million of legal expense in relation to a potential settlement of a pending litigation matter. For the year ended December 31, 2022, net income decreased 3% to $195.4 million, or $5.67 per diluted share, compared to net income of $201.0 million, or $5.76 per diluted share for the prior year. Full year 2022 results include $10.4 million in provision for credit losses, compared to $33.4 million in recapture of provision for credit losses in 2021. In addition, Banner recognized a $7.8 million gain related to the branch sale completed during the second quarter of 2022.

Banner announced that its Board of Directors increased its regular quarterly cash dividend by 9% to $0.48 per share. The dividend will be payable February 13, 2023, to common shareholders of record on February 02, 2023.

“Banner’s 2022 operating results reflect the continued successful execution of our super community bank strategy, and the benefits of implementing Banner Forward initiatives,” said Mark Grescovich, President and CEO. “Our performance for the fourth quarter of 2022 benefited from solid loan growth and higher yields on interest-earning assets that led to net interest margin expansion. Our continued focus on fostering new client relationships contributed to our 13% growth in loans, excluding PPP loans, compared to 2021. Our asset sensitive balance sheet contributed to the expansion of our net interest margin. As we continue to grow, we remain true to our values and guiding principle: Do the right thing for our clients, communities, employees, and shareholders through all economic cycles.”

“During the fourth quarter of 2022, we published our inaugural Environmental, Social and Governance Highlights Report,” said Grescovich. “This report identifies ongoing practices and recent accomplishments in the areas of environmental risk and impact management, social responsibility (including diversity, equity and inclusion) and governance. While we’ve been engaged in ESG activities and practices for a very long time, creating this report makes it easier to share more examples and greater detail with interested stakeholders in a single, dedicated document.” The report can be found on our website, bannerbank.com/esg.

“Banner Forward, our bank-wide initiative to enhance revenue growth and reduce operating expense, is having a meaningful impact on earnings,” said Grescovich. “Beginning during the third quarter of 2021, Banner Forward is focused on accelerating growth in commercial banking, deepening relationships with retail clients, and advancing technology strategies to enhance our digital service channels, while streamlining underwriting and back office processes. The implementation of the revenue initiatives benefited the second half of 2022 and are expected to continue ramping up in 2023. The efficiency-related initiatives associated with Banner Forward have largely been completed. During the fourth quarter of 2022, we incurred expenses of $838,000 related to Banner Forward.”

At December 31, 2022, Banner Corporation had $15.83 billion in assets, $10.01 billion in net loans and $13.62 billion in deposits. Banner operates 137 full service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Fourth Quarter 2022 Results
January 19, 2023

Fourth Quarter 2022 Highlights
•Revenues increased 6% to $172.1 million, compared to $162.0 million in the preceding quarter, and increased 18% compared to $146.0 million in the fourth quarter a year ago.
•Net interest income increased 9% to $159.1 million in the fourth quarter of 2022, compared to $146.4 million in the preceding quarter and increased 31%, compared to $121.5 million in the fourth quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 4.23%, compared to 3.85% in the preceding quarter and 3.17% in the fourth quarter a year ago.
•Mortgage banking revenues increased to $2.3 million, compared to $105,000 in the preceding quarter, and decreased 59% compared to $5.6 million in the fourth quarter a year ago.
•Return on average assets was 1.34%, compared to 1.18% in both the preceding quarter and fourth quarter a year ago.
•Net loans receivable increased 3% to $10.01 billion at December 31, 2022, compared to $9.69 billion at September 30, 2022, and increased 12% compared to $8.95 billion at December 31, 2021.
•Non-performing assets increased to $23.4 million, or 0.15% of total assets, at December 31, 2022, compared to $15.6 million, or 0.10% of total assets at September 30, 2022, and decreased slightly compared to $23.7 million, or 0.14% of total assets, at December 31, 2021.
•The allowance for credit losses - loans was $141.5 million, or 1.39% of total loans receivable, as of December 31, 2022, compared to $135.9 million, or 1.38% of total loans receivable as of September 30, 2022 and $132.1 million, or 1.45% of total loans receivable as of December 31, 2021.
•Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) decreased to $12.90 billion at December 31, 2022, compared to $13.51 billion at September 30, 2022, and $13.49 billion a year ago. Core deposits represented 95% of total deposits at December 31, 2022.
•Dividends paid to shareholders were $0.44 per share in the quarter ended December 31, 2022.
•Common shareholders’ equity per share increased 3% to $42.59 at December 31, 2022, compared to $41.20 at the preceding quarter end, and decreased 14% from $49.35 a year ago.
•Tangible common shareholders’ equity per share* increased 5% to $31.41 at December 31, 2022, compared to $29.97 at the preceding quarter end, and decreased 17% from $38.02 a year ago.

*Non-GAAP (Generally Accepted Accounting Principles) measure; see the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

Income Statement Review
Net interest income was $159.1 million in the fourth quarter of 2022, compared to $146.4 million in the preceding quarter and $121.5 million in the fourth quarter a year ago. Banner’s net interest margin on a tax equivalent basis was 4.23% for the fourth quarter of 2022, a 38 basis-point increase compared to 3.85% in the preceding quarter and a 106 basis-point increase compared to 3.17% in the fourth quarter a year ago. “Rising market interest rates during the quarter produced higher yields on loans and investment securities which improved our net interest margin. Our net interest margin was also enhanced by increases in average loan balances during the quarter,” said Grescovich.
Average yields on interest-earning assets increased 43 basis points to 4.40% for the fourth quarter of 2022, compared to 3.97% for the preceding quarter and increased 111 basis points compared to 3.29% in the fourth quarter a year ago. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 425 basis points, including 125 basis points during the fourth quarter of 2022, to a range of 4.25% to 4.50%. The increase in average yields on interest-earning assets during the current quarter reflects the benefit of variable rate interest-earning assets repricing higher, as well as new loans being originated at higher interest rates. Average loan yields increased 32 basis points to 5.14% compared to 4.82% in the preceding quarter and increased 57 basis points compared to 4.57% in the fourth quarter a year ago. The increase in average loan yields during the current quarter compared to the preceding and prior year quarters was primarily the result of rising interest rates. The year-over-year increase in average loan yields was partially offset by a decline in the recognition of deferred loan fee income due to loan repayments from U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan forgiveness compared to the prior year quarter. Total deposit costs were 0.10% in the fourth quarter of 2022, which was a three basis-point increase compared to both the preceding quarter and fourth quarter a year ago. The total cost of funding liabilities was 0.18% during the fourth quarter of 2022, a five basis-point increase compared to 0.13% in both the preceding quarter and fourth quarter a year ago.
Banner recorded a $6.7 million provision for credit losses in the current quarter (comprised of a $6.0 million provision for credit losses - loans, a $680,000 provision for credit losses - unfunded loan commitments and a $19,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $6.1 million provision for credit losses in the prior quarter (comprised of a $6.3 million provision for credit losses - loans, a $205,000 recapture of provision for credit losses - unfunded loan commitments and a $55,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $5.2 million recapture of provision for credit losses in the fourth quarter a year ago (comprised of an $8.1 million recapture of provision for credit losses - loans, a $2.3 million provision for credit losses - unfunded loan commitments and a $579,000 provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current and preceding quarter primarily reflects loan growth and, to a lesser extent, a deterioration in forecasted economic indicators utilized to estimate credit losses.

BANR - Fourth Quarter 2022 Results
January 19, 2023

Total non-interest income was $13.1 million in the fourth quarter of 2022, compared to $15.6 million in the preceding quarter and $24.5 million in the fourth quarter a year ago. The decrease in non-interest income during the current quarter, compared to the prior quarter was primarily due to a $628,000 decrease in deposit fees and other service charges and a $3.7 million net loss on the sale of securities recorded during the current quarter, partially offset by a $2.2 million increase in mortgage banking revenues. The decrease in non-interest income during the current quarter, compared to the prior year quarter was primarily due to a $3.3 million decrease in mortgage banking revenues, a $3.3 million decrease in miscellaneous non-interest income primarily due to a valuation adjustment recognized on the SBA servicing asset and higher gains related to SBA loans sold during the fourth quarter a year ago, and the previously mentioned net loss recognized on the sale of securities during the current quarter, partially offset by a $917,000 increase in bank-owned life insurance income. Deposit fees and other service charges were $10.8 million in the fourth quarter of 2022, compared to $11.4 million in the preceding quarter and $10.3 million in the fourth quarter a year ago.
Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, were $2.3 million in the fourth quarter, compared to $105,000 in the preceding quarter and $5.6 million in the fourth quarter a year ago. The increase from the preceding quarter primarily reflects a negative fair value adjustment recognized in the previous quarter on multifamily held for sale loans. The decrease from the fourth quarter of 2021 primarily reflects a reduction in the volume and a decrease in the gain on sale margin for one- to four-family loans sold. The reduction in the volume of one-to four family loans sold primarily reflects reduced refinancing activity, as well as decreased purchase activity as interest rates increased during the current year. Home purchase activity accounted for 90% of one- to four-family mortgage loan originations in the fourth quarter of 2022, compared to 88% in the preceding quarter and was 64% in the fourth quarter of 2021. Mortgage banking revenue included a $723,000 lower of cost or market upward adjustment for the current quarter due to the transfer of multifamily held for sale loans to held for investment portfolio loans, partially offset by a negative fair value adjustment on multifamily held for sale loans. This compares to a $2.2 million lower of cost or market downward adjustment recorded during the preceding quarter on multifamily held for sale loans due to increases in market interest rates this year.
Fourth quarter 2022 non-interest income also included a $157,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and limited partnership investments, and a $3.7 million net loss on the sale of securities. In the preceding quarter, results included a $532,000 net gain for fair value adjustments and a $6,000 net gain on the sale of securities. In the fourth quarter a year ago, results included a $2.7 million net gain for fair value adjustments and a $136,000 net loss on the sale of securities.
Total revenue increased 6% to $172.1 million for the fourth quarter of 2022, compared to $162.0 million in the preceding quarter, and increased 18% compared to $146.0 million in the fourth quarter of 2021. Adjusted revenue* (the total of net interest income and total non-interest income excluding the net gain or loss on the sale of securities, the net change in valuation of financial instruments, and the gain on sale of branches) was $175.7 million in the fourth quarter of 2022, compared to $161.5 million in the preceding quarter and $143.4 million in the fourth quarter a year ago. For the year ended December 31, 2022, total revenue was $628.4 million compared to $593.3 million during 2021, with adjusted revenue* totaling $623.1 million for the year ended December 31, 2022, compared to $588.2 million in 2021.
Total non-interest expense was $99.0 million in the fourth quarter of 2022, compared to $95.0 million in the preceding quarter and $91.8 million in the fourth quarter of 2021. The increase in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $1.1 million decrease in capitalized loan origination costs, primarily due to decreases in production for construction and land loans, a $1.5 million increase in occupancy and equipment expenses, primarily reflecting increased building rent expense due to lease buyouts during the quarter as well as weather related increases in building maintenance expense, and a $3.7 million increase in professional and legal expenses, primarily due to a $3.5 million accrual during the current quarter in relation to a potential settlement of a pending litigation matter, partially offset by a $1.3 million decrease in salary and employee benefits expense, primarily due to a decrease in commission expense. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects an increase in salary and employee benefits expense, a decrease in capitalized loan origination costs and an increase in professional and legal expenses, partially offset by a $2.3 million loss on extinguishment of debt as a result of the redemption of $8.2 million of junior subordinated debentures during fourth quarter of 2021. For the year ended December 31, 2022, total non-interest expense was $377.3 million, compared to $380.1 million in the prior year. Banner’s efficiency ratio was 57.52% for the fourth quarter, compared to 58.65% in the preceding quarter and 62.88% in same quarter a year ago. Banner’s adjusted efficiency ratio* was 54.43% for the fourth quarter, compared to 57.04% in the preceding quarter and 59.71% in the year ago quarter.
Federal and state income tax expense totaled $12.0 million for the fourth quarter of 2022 resulting in an effective tax rate of 18.1%, reflecting the benefits from tax exempt income as well as some adjustments related to filing its annual tax returns. Banner’s statutory income tax rate is 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

* Non-GAAP measure; see the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

Balance Sheet Review
Total assets decreased 3% to $15.83 billion at December 31, 2022, compared to $16.36 billion at September 30, 2022, and decreased 6% when compared to $16.80 billion at December 31, 2021. The total of securities and interest-bearing deposits held at other banks was $4.28 billion at December 31, 2022, compared to $5.01 billion at September 30, 2022 and $6.26 billion at December 31, 2021. The decreases compared to the prior quarter and the prior year quarter were primarily due to a decrease in interest-bearing deposits. The average effective duration of Banner's securities portfolio was approximately 6.5 years at December 31, 2022, compared to 4.6 years at December 31, 2021.

BANR - Fourth Quarter 2022 Results
January 19, 2023

Total loans receivable increased to $10.15 billion at December 31, 2022, compared to $9.83 billion at September 30, 2022, and $9.08 billion at December 31, 2021. Excluding SBA PPP loans, total loans receivable increased $325.1 million from the preceding quarter and increased $1.19 billion from the fourth quarter a year ago. SBA PPP loans decreased 41% to $7.9 million at December 31, 2022, compared to $13.4 million at September 30, 2022, and decreased 94% to $133.9 million at December 31, 2021. One- to four-family residential loans increased to $1.17 billion at December 31, 2022, compared to $1.03 billion at September 30, 2022, and $657.5 million a year ago. The increase in one- to four-family residential loans from the preceding quarter was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans as construction was completed and new production during the fourth quarter of 2022. Multifamily real estate loans increased 9% to $645.1 million at December 31, 2022, compared to $592.8 million at September 30, 2022, and increased 22% compared to $530.9 million a year ago. The current quarter increase in multifamily loans was due to transferring $54.0 million of multifamily held for sale loans to held for investment portfolio loans. Commercial real estate loans decreased slightly to $3.64 billion at December 31, 2022, compared to $3.66 billion at September 30, 2022 and decreased 4% when compared to $3.79 billion at December 31, 2021. Commercial business loans increased 4% to $2.23 billion at December 31, 2022, compared to $2.15 billion at September 30, 2022, and increased 14% compared to $1.96 billion a year ago. Excluding SBA PPP loans, commercial business loans increased 4% to $2.22 billion at December 31, 2022, compared to $2.14 billion at September 30, 2022, and increased 21% compared to $1.83 billion a year ago. Agricultural business loans decreased to $295.1 million at December 31, 2022, compared to $299.4 million at September 30, 2022, and increased from $280.6 million a year ago. Total construction, land and land development loans were $1.49 billion at December 31, 2022, a 3% increase from $1.44 billion at September 30, 2022, and a 14% increase from $1.31 billion at December 31, 2021, primarily due to an increase in multifamily construction loans. Consumer loans increased to $680.9 million at December 31, 2022, compared to $662.2 million at September 30, 2022, and increased from $555.9 million a year ago. The year-over-year increase in consumer loans was partially due to the purchase of a $25.6 million pool of consumer marine loans during the prior quarter.
Loans held for sale were $56.9 million at December 31, 2022, compared to $84.4 million at September 30, 2022, and $96.5 million at December 31, 2021. The volume of one- to four- family residential mortgage loans sold was $39.3 million in the current quarter, compared to $49.7 million in the preceding quarter and $245.9 million in the fourth quarter a year ago. No multifamily loans were sold during the fourth quarter of 2022, compared to $10.5 million sold in the preceding quarter and none sold in the fourth quarter a year ago.
Total deposits decreased to $13.62 billion at December 31, 2022, compared to $14.23 billion at September 30, 2022, and $14.33 billion a year ago. Non-interest-bearing account balances decreased 5% to $6.18 billion at December 31, 2022, compared to $6.51 billion at September 30, 2022, and 3% compared to $6.39 billion a year ago. Core deposits were 95% of total deposits at both December 31, 2022 and September 30, 2022 and 94% of total deposits at December 31, 2021. Certificates of deposit increased to $723.5 million at December 31, 2022, compared to $721.9 million at September 30, 2022, and decreased 14% compared to $838.6 million a year earlier. Banner had $50.0 million of FHLB borrowings at December 31, 2022, compared to none at September 30, 2022 and $50.0 million a year ago.
At December 31, 2022, total common shareholders’ equity was $1.46 billion, or 9.20% of assets, compared to $1.41 billion or 8.61% of assets at September 30, 2022, and $1.69 billion or 10.06% of assets a year ago. The increase in total common shareholders’ equity at December 31, 2022 compared to September 30, 2022 was primarily due to a $39.1 million increase in retained earnings as a result of $54.4 million in net income, partially offset by the payment of cash dividends during the quarter. The decrease in total common shareholders’ equity from December 31, 2021 reflects a $363.0 million decrease in accumulated other comprehensive income, primarily due to an increase in the unrealized loss on the security portfolio as a result of an increase in interest rates, the repurchase of 200,000 shares of common stock in the second quarter of 2022 at an average cost of $54.80 per share, and the payment of cash dividends, partially offset by a $134.5 million increase in retained earnings. At December 31, 2022, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.07 billion, or 6.95% of tangible assets*, compared to $1.02 billion, or 6.41% of tangible assets, at September 30, 2022, and $1.30 billion, or 7.93% of tangible assets, a year ago.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At December 31, 2022, Banner's estimated common equity Tier 1 capital ratio was 11.44%, its estimated Tier 1 leverage capital to average assets ratio was 9.45%, and its estimated total capital to risk-weighted assets ratio was 14.04%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

* Non-GAAP measure; see the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

Credit Quality
The allowance for credit losses - loans was $141.5 million, or 1.39% of total loans receivable and 615% of non-performing loans, at December 31, 2022, compared to $135.9 million, or 1.38% of total loans receivable and 895% of non-performing loans, at September 30, 2022, and $132.1 million, or 1.45% of total loans receivable and 578% of non-performing loans, at December 31, 2021. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $14.7 million at December 31, 2022, compared to $14.0 million at September 30, 2022 and $12.4 million at December 31, 2021. Net loan charge-offs totaled $496,000 in the fourth quarter of 2022, compared to net loan recoveries of $869,000 in the preceding quarter and $311,000 in the fourth quarter a year ago. Non-performing loans were $23.0 million at December 31, 2022, compared to $15.2 million at September 30, 2022, and $22.8 million a year ago.
Banner’s total substandard loans were $137.2 million at December 31, 2022, compared to $136.4 million at September 30, 2022, and $198.4 million a year ago. The year over year decrease primarily reflects the payoff of substandard loans as well as risk rating upgrades during the current year.
Banner’s total non-performing assets were $23.4 million, or 0.15% of total assets, at December 31, 2022, compared to $15.6 million, or 0.10% of total assets, at September 30, 2022, and $23.7 million, or 0.14% of total assets, a year ago.

BANR - Fourth Quarter 2022 Results
January 19, 2023

Conference Call
Banner will host a conference call on Friday January 20, 2023, at 8:00 a.m. PST, to discuss its fourth quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (844) 200-6205 using access code 188909 to participate in the call. A replay will be available for one week at (866) 813-9403 using access code 733055 or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.83 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to the COVID-19 pandemic, including the possibility of new COVID-19 variants; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (3) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (4) competitive pressures among depository institutions; (5) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (6) the transition away from the London Interbank Offered Rate (LIBOR) toward new interest rate benchmarks; (7) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (10) the ability to access cost-effective funding; (11) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (12) changes in financial markets; (13) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular, including the risk of inflation; (14) the costs, effects and outcomes of litigation; (15) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (16) changes in accounting principles, policies or guidelines; (17) future acquisitions by Banner of other depository institutions or lines of business; (18) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (19) the costs associated with Banner Forward; (20) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (21) other risks detailed from time to time in Banner’s filings with the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Fourth Quarter 2022 Results
January 19, 2023

RESULTS OF OPERATIONS	Quarters Ended			Years Ended
(in thousands except shares and per share data)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
INTEREST INCOME:
Loans receivable	$129,450	$116,610	$104,929	$450,916	$445,731
Mortgage-backed securities	19,099	17,558	13,220	67,585	45,723
Securities and cash equivalents	17,009	16,951	8,397	54,068	29,046
	165,558	151,119	126,546	572,569	520,500
INTEREST EXPENSE:
Deposits	3,623	2,407	2,384	10,124	11,770
Federal Home Loan Bank advances	198	—	348	489	2,592
Other borrowings	132	81	109	377	467
Subordinated debt	2,534	2,188	2,175	8,400	8,780
	6,487	4,676	5,016	19,390	23,609
Net interest income	159,071	146,443	121,530	553,179	496,891
PROVISION (RECAPTURE) FOR CREDIT LOSSES	6,704	6,087	(5,243)	10,364	(33,388)
Net interest income after provision (recapture) for credit losses	152,367	140,356	126,773	542,815	530,279
NON-INTEREST INCOME:
Deposit fees and other service charges	10,821	11,449	10,341	44,459	39,495
Mortgage banking operations	2,311	105	5,643	10,834	33,948
Bank-owned life insurance	2,120	1,804	1,203	7,794	5,000
Miscellaneous	1,382	1,689	4,702	6,805	12,875
	16,634	15,047	21,889	69,892	91,318
Net (loss) gain on sale of securities	(3,721)	6	(136)	(3,248)	482
Net change in valuation of financial instruments carried at fair value	157	532	2,721	807	4,616
Gain on sale of branches, including related deposits	—	—	—	7,804	—
Total non-interest income	13,070	15,585	24,474	75,255	96,416
NON-INTEREST EXPENSE:
Salary and employee benefits	60,309	61,639	57,798	242,266	244,351
Less capitalized loan origination costs	(4,877)	(5,984)	(7,647)	(24,313)	(34,401)
Occupancy and equipment	13,506	12,008	13,885	52,018	52,850
Information and computer data services	6,535	6,803	6,441	25,986	24,356
Payment and card processing services	5,109	5,508	5,062	21,195	20,544
Professional and legal expenses	6,328	2,619	2,251	14,005	22,274
Advertising and marketing	1,350	1,326	2,071	3,959	6,036
Deposit insurance	1,739	1,946	1,340	6,649	5,583
State and municipal business and use taxes	1,304	1,223	976	4,693	4,343
Real estate operations, net	28	68	49	(104)	(22)
Amortization of core deposit intangibles	1,215	1,215	1,574	5,279	6,571
Loss on extinguishment of debt	—	—	2,284	793	2,284
Miscellaneous	6,467	6,663	5,594	24,869	24,236
	99,013	95,034	91,678	377,295	379,005
COVID-19 expenses	—	—	127	—	436
Merger and acquisition-related expenses	—	—	—	—	660
Total non-interest expense	99,013	95,034	91,805	377,295	380,101
Income before provision for income taxes	66,424	60,907	59,442	240,775	246,594
PROVISION FOR INCOME TAXES	12,044	11,837	9,515	45,397	45,546
NET INCOME	$54,380	$49,070	$49,927	$195,378	$201,048
Earnings per common share:
Basic	$1.59	$1.43	$1.46	$5.70	$5.81
Diluted	$1.58	$1.43	$1.44	$5.67	$5.76
Cumulative dividends declared per common share	$0.44	$0.44	$0.41	$1.76	$1.64
Weighted average number of common shares outstanding:
Basic	34,226,162	34,224,640	34,292,967	34,264,322	34,610,056
Diluted	34,437,151	34,416,017	34,575,607	34,459,922	34,919,188
Increase (decrease) in common shares outstanding	2,259	429	641	(58,614)	(906,568)

BANR - Fourth Quarter 2022 Results
January 19, 2023

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$198,154	$273,052	$358,461	(27.4)%	(44.7)%
Interest-bearing deposits	44,908	548,869	1,775,839	(91.8)%	(97.5)%
Total cash and cash equivalents	243,062	821,921	2,134,300	(70.4)%	(88.6)%
Securities - trading	28,694	28,383	26,981	1.1%	6.3%
Securities - available for sale	2,789,031	2,996,173	3,638,993	(6.9)%	(23.4)%
Securities - held to maturity	1,117,588	1,132,852	520,922	(1.3)%	114.5%
Total securities	3,935,313	4,157,408	4,186,896	(5.3)%	(6.0)%
Federal Home Loan Bank (FHLB) stock	12,000	10,000	12,000	20.0%	—%
Securities purchased under agreements to resell	300,000	300,000	300,000	—%	—%
Loans held for sale	56,857	84,358	96,487	(32.6)%	(41.1)%
Loans receivable	10,146,724	9,827,096	9,084,763	3.3%	11.7%
Allowance for credit losses – loans	(141,465)	(135,918)	(132,099)	4.1%	7.1%
Net loans receivable	10,005,259	9,691,178	8,952,664	3.2%	11.8%
Accrued interest receivable	57,284	50,689	42,916	13.0%	33.5%
Real estate owned (REO) held for sale, net	340	340	852	—%	(60.1)%
Property and equipment, net	138,754	141,280	148,759	(1.8)%	(6.7)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	9,440	10,655	14,855	(11.4)%	(36.5)%
Bank-owned life insurance	297,565	295,443	244,156	0.7%	21.9%
Operating lease right-of-use assets	49,283	51,908	55,257	(5.1)%	(10.8)%
Other assets	355,153	372,508	242,609	(4.7)%	46.4%
Total assets	$15,833,431	$16,360,809	$16,804,872	(3.2)%	(5.8)%
LIABILITIES
Deposits:
Non-interest-bearing	$6,176,998	$6,507,523	$6,385,177	(5.1)%	(3.3)%
Interest-bearing transaction and savings accounts	6,719,531	7,004,799	7,103,125	(4.1)%	(5.4)%
Interest-bearing certificates	723,530	721,944	838,631	0.2%	(13.7)%
Total deposits	13,620,059	14,234,266	14,326,933	(4.3)%	(4.9)%
Advances from FHLB	50,000	—	50,000	—%	—%
Other borrowings	232,799	234,006	264,490	(0.5)%	(12.0)%
Subordinated notes, net	98,947	98,849	98,564	0.1%	0.4%
Junior subordinated debentures at fair value	74,857	73,841	119,815	1.4%	(37.5)%
Operating lease liabilities	55,205	58,031	59,756	(4.9)%	(7.6)%
Accrued expenses and other liabilities	200,839	209,226	148,303	(4.0)%	35.4%
Deferred compensation	44,293	43,931	46,684	0.8%	(5.1)%
Total liabilities	14,376,999	14,952,150	15,114,545	(3.8)%	(4.9)%
SHAREHOLDERS’ EQUITY
Common stock	1,293,959	1,291,741	1,299,381	0.2%	(0.4)%
Retained earnings	525,242	486,108	390,762	8.1%	34.4%
Accumulated other comprehensive (loss) income	(362,769)	(369,190)	184	(1.7)%	nm
Total shareholders’ equity	1,456,432	1,408,659	1,690,327	3.4%	(13.8)%
Total liabilities and shareholders’ equity	$15,833,431	$16,360,809	$16,804,872	(3.2)%	(5.8)%
Common Shares Issued:
Shares outstanding at end of period	34,194,018	34,191,759	34,252,632
Common shareholders’ equity per share (1)	$42.59	$41.20	$49.35
Common shareholders’ tangible equity per share (1) (2)	$31.41	$29.97	$38.02
Common shareholders’ tangible equity to tangible assets (2)	6.95%	6.41%	7.93%
Consolidated Tier 1 leverage capital ratio	9.45%	9.06%	8.76%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS (1)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$845,320	$862,792	$831,623	(2.0)%	1.6%
Investment properties	1,589,975	1,604,881	1,674,027	(0.9)%	(5.0)%
Small balance CRE	1,200,251	1,188,351	1,281,863	1.0%	(6.4)%
Multifamily real estate	645,071	592,834	530,885	8.8%	21.5%
Construction, land and land development:
Commercial construction	184,876	171,029	167,998	8.1%	10.0%
Multifamily construction	325,816	275,488	259,116	18.3%	25.7%
One- to four-family construction	647,329	666,350	568,753	(2.9)%	13.8%
Land and land development	328,475	329,459	313,454	(0.3)%	4.8%
Commercial business:
Commercial business	1,275,813	1,229,490	1,038,206	3.8%	22.9%
SBA PPP	7,594	13,060	132,574	(41.9)%	(94.3)%
Small business scored	947,092	906,647	792,310	4.5%	19.5%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	294,743	299,056	279,224	(1.4)%	5.6%
SBA PPP	334	344	1,354	(2.9)%	(75.3)%
One- to four-family residential	1,173,112	1,025,143	657,474	14.4%	78.4%
Consumer:
Consumer—home equity revolving lines of credit	566,291	545,807	458,533	3.8%	23.5%
Consumer—other	114,632	116,365	97,369	(1.5)%	17.7%
Total loans receivable	$10,146,724	$9,827,096	$9,084,763	3.3%	11.7%
Restructured loans performing under their restructured terms	$4,241	$4,352	$5,309
Loans 30 - 89 days past due and on accrual	$17,186	$15,208	$11,558
Total delinquent loans (including loans on non-accrual), net	$32,371	$21,728	$18,688
Total delinquent loans / Total loans receivable	0.32%	0.22%	0.21%
(1)December 31, 2021 loan balances were reclassified to match current period presentation.

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2022		Sep 30, 2022	Dec 31, 2021	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,777,546	47.1%	$4,648,124	$4,264,590	2.8%	12.0%
California	2,484,980	24.5%	2,323,740	2,138,340	6.9%	16.2%
Oregon	1,826,743	18.0%	1,765,254	1,652,364	3.5%	10.6%
Idaho	565,586	5.6%	588,498	525,141	(3.9)%	7.7%
Utah	75,967	0.7%	95,250	74,913	(20.2)%	1.4%
Other	415,902	4.1%	406,230	429,415	2.4%	(3.1)%
Total loans receivable	$10,146,724	100.0%	$9,827,096	$9,084,763	3.3%	11.7%

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended			Years Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Commercial real estate	$117,787	$92,062	$196,350	$418,635	$565,809
Multifamily real estate	8,881	4,603	25,933	37,612	110,640
Construction and land	301,804	444,365	522,081	1,935,476	1,975,664
Commercial business:
Commercial business	298,396	218,044	203,549	1,034,950	731,315
SBA PPP	—	—	—	—	485,077
Agricultural business	24,314	9,879	13,061	89,655	61,997
One-to four-family residential	83,491	92,701	52,251	358,976	206,662
Consumer	102,502	126,940	101,365	545,254	465,213
Total loan originations (excluding loans held for sale)	$937,175	$988,594	$1,114,590	$4,420,558	$4,602,377

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Years Ended
CHANGE IN THE	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$135,918	$128,702	$139,915	$132,099	$167,279
Provision (recapture) for credit losses – loans	6,043	6,347	(8,127)	8,158	(33,112)
Recoveries of loans previously charged off:
Commercial real estate	88	88	635	392	1,729
Construction and land	—	—	—	384	100
One- to four-family real estate	18	25	47	181	199
Commercial business	616	924	267	1,923	1,797
Agricultural business, including secured by farmland	91	252	5	475	30
Consumer	153	85	140	566	760
	966	1,374	1,094	3,921	4,615
Loans charged off:
Commercial real estate	—	—	(1)	(2)	(3,767)
Multifamily real estate	—	—	(59)	—	(59)
Construction and land	—	(25)	—	(30)	—
Commercial business	(1,231)	(138)	(488)	(1,699)	(1,762)
Agricultural business, including secured by farmland	—	(42)	—	(42)	(181)
Consumer	(231)	(300)	(235)	(940)	(914)
	(1,462)	(505)	(783)	(2,713)	(6,683)
Net (charge-offs) recoveries	(496)	869	311	1,208	(2,068)
Balance, end of period	$141,465	$135,918	$132,099	$141,465	$132,099
Net (charge-offs) recoveries / Average loans receivable	(0.005)%	0.009%	0.003%	0.013%	(0.021)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Specific or allocated credit loss allowance:
Commercial real estate	$44,086	$44,365	$52,995
Multifamily real estate	7,734	7,114	7,043
Construction and land	29,171	27,985	27,294
One- to four-family real estate	14,729	12,394	8,205
Commercial business	33,299	31,854	26,421
Agricultural business, including secured by farmland	3,475	3,455	3,190
Consumer	8,971	8,751	6,951
Total allowance for credit losses – loans	$141,465	$135,918	$132,099
Allowance for credit losses - loans / Total loans receivable	1.39%	1.38%	1.45%
Allowance for credit losses - loans / Non-performing loans	615%	895%	578%

	Quarters Ended			Years Ended
CHANGE IN THE	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$14,041	$14,246	$10,127	$12,432	$13,297
Provision/(recapture) for credit losses - unfunded loan commitments	680	(205)	2,305	2,289	(865)
Balance, end of period	$14,721	$14,041	$12,432	$14,721	$12,432

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$3,683	$6,997	$14,159
Construction and land	181	299	479
One- to four-family	5,236	2,381	2,711
Commercial business	9,886	1,462	2,156
Agricultural business, including secured by farmland	594	594	1,022
Consumer	2,126	1,779	1,754
	21,706	13,512	22,281
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	1,023	1,556	436
Commercial business	—	64	2
Consumer	264	61	117
	1,287	1,681	555
Total non-performing loans	22,993	15,193	22,836
REO	340	340	852
Other repossessed assets	17	17	17
Total non-performing assets	$23,350	$15,550	$23,705
Total non-performing assets to total assets	0.15%	0.10%	0.14%

	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
LOANS BY CREDIT RISK RATING

Pass	$10,000,493	$9,672,473	$8,874,468
Special Mention	9,081	18,251	11,932
Substandard	137,150	136,372	198,363
Total	$10,146,724	$9,827,096	$9,084,763

	Quarters Ended			Years Ended
REAL ESTATE OWNED	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Balance, beginning of period	$340	$340	$852	$852	$816
Additions from loan foreclosures	—	—	—	—	512
Proceeds from dispositions of REO	—	—	—	(864)	(783)
Gain on sale of REO	—	—	—	352	307
Balance, end of period	$340	$340	$852	$340	$852

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$6,176,998	$6,507,523	$6,385,177	(5.1)%	(3.3)%
Interest-bearing checking	1,811,153	1,856,244	1,947,414	(2.4)%	(7.0)%
Regular savings accounts	2,710,090	2,824,711	2,784,716	(4.1)%	(2.7)%
Money market accounts	2,198,288	2,323,844	2,370,995	(5.4)%	(7.3)%
Total interest-bearing transaction and savings accounts	6,719,531	7,004,799	7,103,125	(4.1)%	(5.4)%
Total core deposits	12,896,529	13,512,322	13,488,302	(4.6)%	(4.4)%
Interest-bearing certificates	723,530	721,944	838,631	0.2%	(13.7)%
Total deposits	$13,620,059	$14,234,266	$14,326,933	(4.3)%	(4.9)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Dec 31, 2022		Sep 30, 2022	Dec 31, 2021	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,563,056	55.6%	$7,845,755	$7,952,376	(3.6)%	(4.9)%
Oregon	2,998,572	22.0%	3,148,520	3,067,054	(4.8)%	(2.2)%
California	2,331,524	17.1%	2,493,977	2,524,296	(6.5)%	(7.6)%
Idaho	726,907	5.3%	746,014	783,207	(2.6)%	(7.2)%
Total deposits	$13,620,059	100.0%	$14,234,266	$14,326,933	(4.3)%	(4.9)%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Public non-interest-bearing accounts	$212,533	$192,742	$193,917
Public interest-bearing transaction & savings accounts	180,326	172,567	159,957
Public interest-bearing certificates	26,810	33,787	39,961
Total public deposits	$419,669	$399,096	$393,835

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2022	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,769,064	14.04%	$1,008,232	8.00%	$1,260,290	10.00%
Tier 1 capital to risk-weighted assets	1,528,694	12.13%	756,174	6.00%	756,174	6.00%
Tier 1 leverage capital to average assets	1,528,694	9.45%	647,345	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,442,194	11.44%	567,130	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,684,766	13.38%	1,007,325	8.00%	1,259,156	10.00%
Tier 1 capital to risk-weighted assets	1,544,396	12.27%	755,494	6.00%	1,007,325	8.00%
Tier 1 leverage capital to average assets	1,544,396	9.55%	646,935	4.00%	808,668	5.00%
Common equity tier 1 capital to risk-weighted assets	1,544,396	12.27%	566,620	4.50%	818,452	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner's regulatory reports.

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Dec 31, 2022			Sep 30, 2022			Dec 31, 2021
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$45,654	$527	4.58%	$68,608	$676	3.91%	$73,101	$601	3.26%
Mortgage loans	8,175,281	103,478	5.02%	7,841,018	94,581	4.79%	7,362,363	83,059	4.48%
Commercial/agricultural loans	1,742,517	24,727	5.63%	1,670,595	20,418	4.85%	1,460,486	14,966	4.07%
SBA PPP loans	9,347	224	9.51%	21,943	613	11.08%	209,776	5,845	11.05%
Consumer and other loans	140,801	2,125	5.99%	120,583	1,824	6.00%	119,658	1,749	5.80%
Total loans(1)	10,113,600	131,081	5.14%	9,722,747	118,112	4.82%	9,225,384	106,220	4.57%
Mortgage-backed securities	3,187,557	19,244	2.40%	3,183,837	17,704	2.21%	2,838,759	13,344	1.86%
Other securities	1,628,553	15,945	3.88%	1,671,305	13,578	3.22%	1,550,383	8,466	2.17%
Interest-bearing deposits with banks	245,538	2,126	3.44%	778,196	4,406	2.25%	1,901,165	731	0.15%
FHLB stock	10,773	76	2.80%	10,000	75	2.98%	12,000	135	4.46%
Total investment securities	5,072,421	37,391	2.92%	5,643,338	35,763	2.51%	6,302,307	22,676	1.43%
Total interest-earning assets	15,186,021	168,472	4.40%	15,366,085	153,875	3.97%	15,527,691	128,896	3.29%
Non-interest-earning assets	927,585			1,100,313			1,306,437
Total assets	$16,113,606			$16,466,398			$16,834,128
Deposits:
Interest-bearing checking accounts	$1,818,907	566	0.12%	$1,862,887	429	0.09%	$1,875,097	289	0.06%
Savings accounts	2,761,323	866	0.12%	2,822,153	481	0.07%	2,773,597	400	0.06%
Money market accounts	2,256,867	1,337	0.24%	2,378,851	769	0.13%	2,367,861	559	0.09%
Certificates of deposit	709,974	854	0.48%	740,014	728	0.39%	840,920	1,136	0.54%
Total interest-bearing deposits	7,547,071	3,623	0.19%	7,803,905	2,407	0.12%	7,857,475	2,384	0.12%
Non-interest-bearing deposits	6,402,297	—	—%	6,458,749	—	—%	6,523,149	—	—%
Total deposits	13,949,368	3,623	0.10%	14,262,654	2,407	0.07%	14,380,624	2,384	0.07%
Other interest-bearing liabilities:
FHLB advances	19,337	198	4.06%	—	—	—%	50,000	348	2.76%
Other borrowings	238,217	132	0.22%	242,658	81	0.13%	266,559	109	0.16%
Junior subordinated debentures and subordinated notes	189,178	2,534	5.31%	189,178	2,188	4.59%	246,510	2,175	3.50%
Total borrowings	446,732	2,864	2.54%	431,836	2,269	2.08%	563,069	2,632	1.85%
Total funding liabilities	14,396,100	6,487	0.18%	14,694,490	4,676	0.13%	14,943,693	5,016	0.13%
Other non-interest-bearing liabilities(2)	292,480			257,058			216,940
Total liabilities	14,688,580			14,951,548			15,160,633
Shareholders’ equity	1,425,026			1,514,850			1,673,495
Total liabilities and shareholders’ equity	$16,113,606			$16,466,398			$16,834,128
Net interest income/rate spread (tax equivalent)		$161,985	4.22%		$149,199	3.84%		$123,880	3.16%
Net interest margin (tax equivalent)			4.23%			3.85%			3.17%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,914)			(2,756)			(2,350)
Net interest income and margin, as reported		$159,071	4.16%		$146,443	3.78%		$121,530	3.11%
Additional Key Financial Ratios:
Return on average assets			1.34%			1.18%			1.18%
Return on average equity			15.14%			12.85%			11.84%
Average equity/average assets			8.84%			9.20%			9.94%
Average interest-earning assets/average interest-bearing liabilities			189.97%			186.58%			184.40%
Average interest-earning assets/average funding liabilities			105.49%			104.57%			103.91%
Non-interest income/average assets			0.32%			0.38%			0.58%
Non-interest expense/average assets			2.44%			2.29%			2.16%
Efficiency ratio(4)			57.52%			58.65%			62.88%
Adjusted efficiency ratio(5)			54.43%			57.04%			59.71%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.6 million, $1.5 million and $1.3 million for the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.3 million for both the quarters ended December 31, 2022 and September 30, 2022 and $1.1 million for the quarter ended December 31, 2021.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Years Ended
	Dec 31, 2022			Dec 31, 2021
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$82,030	$2,973	3.62%	$94,252	$3,066	3.25%
Mortgage loans	7,731,195	364,499	4.71%	7,225,860	328,115	4.54%
Commercial/agricultural loans	1,617,191	77,309	4.78%	1,498,808	62,479	4.17%
SBA PPP loans	41,167	4,677	11.36%	770,041	49,854	6.47%
Consumer and other loans	123,667	7,332	5.93%	122,520	7,298	5.96%
Total loans(1)	9,595,250	456,790	4.76%	9,711,481	450,812	4.64%
Mortgage-backed securities	3,130,124	68,148	2.18%	2,451,110	46,199	1.88%
Other securities	1,625,250	48,278	2.97%	1,336,974	30,114	2.25%
Equity securities	—	—	—%	429	—	—%
Interest-bearing deposits with banks	969,952	9,633	0.99%	1,392,619	1,955	0.14%
FHLB stock	10,628	357	3.36%	13,966	592	4.24%
Total investment securities	5,735,954	126,416	2.20%	5,195,098	78,860	1.52%
Total interest-earning assets	15,331,204	583,206	3.80%	14,906,579	529,672	3.55%
Non-interest-earning assets	1,169,271			1,268,348
Total assets	$16,500,475			$16,174,927
Deposits:
Interest-bearing checking accounts	$1,890,917	1,557	0.08%	$1,755,293	1,188	0.07%
Savings accounts	2,810,264	2,053	0.07%	2,652,018	1,833	0.07%
Money market accounts	2,364,122	3,143	0.13%	2,305,814	2,670	0.12%
Certificates of deposit	764,255	3,371	0.44%	876,509	6,079	0.69%
Total interest-bearing deposits	7,829,558	10,124	0.13%	7,589,634	11,770	0.16%
Non-interest-bearing deposits	6,434,670	—	—%	6,132,875	—	—%
Total deposits	14,264,228	10,124	0.07%	13,722,509	11,770	0.09%
Other interest-bearing liabilities:
FHLB advances	15,285	489	3.20%	97,945	2,592	2.65%
Other borrowings	249,681	377	0.15%	240,817	467	0.19%
Junior subordinated debentures and subordinated notes	189,870	8,400	4.42%	247,583	8,780	3.55%
Total borrowings	454,836	9,266	2.04%	586,345	11,839	2.02%
Total funding liabilities	14,719,064	19,390	0.13%	14,308,854	23,609	0.16%
Other non-interest-bearing liabilities(2)	253,983			206,774
Total liabilities	14,973,047			14,515,628
Shareholders’ equity	1,527,428			1,659,299
Total liabilities and shareholders’ equity	$16,500,475			$16,174,927
Net interest income/rate spread (tax equivalent)		$563,816	3.67%		$506,063	3.39%
Net interest margin (tax equivalent)			3.68%			3.39%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(10,637)			(9,172)
Net interest income and margin, as reported		$553,179	3.61%		$496,891	3.33%
Additional Key Financial Ratios:
Return on average assets			1.18%			1.24%
Return on average equity			12.79%			12.12%
Average equity/average assets			9.26%			10.26%
Average interest-earning assets/average interest-bearing liabilities			185.06%			182.32%
Average interest-earning assets/average funding liabilities			104.16%			104.18%
Non-interest income/average assets			0.46%			0.60%
Non-interest expense/average assets			2.29%			2.35%
Efficiency ratio(4)			60.04%			64.06%
Adjusted efficiency ratio(5)			57.99%			60.22%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $5.9 million and $5.1 million for the years ended December 31, 2022 and December 31, 2021, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.8 million and $4.1 million for the years ended December 31, 2022 and December 31, 2021, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the discussion and reconciliation of Non-GAAP Financial Measures beginning on page 16.

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments, net gain (loss) on the sale of securities and gain on sale of branches from the total of net interest income and total non-interest income) and the adjusted efficiency ratio (which excludes merger and acquisition-related expenses, COVID-19 expenses, Banner Forward expenses, amortization of core deposit intangibles, real estate owned operations, loss on extinguishment of debt and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Years Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net interest income (GAAP)	$159,071	$146,443	$121,530	$553,179	$496,891
Non-interest income (GAAP)	13,070	15,585	24,474	75,255	96,416
Total revenue (GAAP)	172,141	162,028	146,004	628,434	593,307
Exclude net loss (gain) on sale of securities	3,721	(6)	136	3,248	(482)
Exclude net change in valuation of financial instruments carried at fair value	(157)	(532)	(2,721)	(807)	(4,616)
Exclude gain on sale of branches	—	—	—	(7,804)	—
Adjusted revenue (non-GAAP)	$175,705	$161,490	$143,419	$623,071	$588,209

ADJUSTED EARNINGS	Quarters Ended			Years Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net income (GAAP)	$54,380	$49,070	$49,927	$195,378	$201,048
Exclude net loss (gain) on sale of securities	3,721	(6)	136	3,248	(482)
Exclude net change in valuation of financial instruments carried at fair value	(157)	(532)	(2,721)	(807)	(4,616)
Exclude merger and acquisition-related expenses	—	—	—	—	660
Exclude COVID-19 expenses	—	—	127	—	436
Exclude gain on sale of branches	—	—	—	(7,804)	—
Exclude Banner Forward expenses	838	411	1,157	5,293	11,604
Exclude loss on extinguishment of debt	—	—	2,284	793	2,284
Exclude related net tax (benefit) expense	(1,057)	31	(236)	(174)	(2,373)
Total adjusted earnings (non-GAAP)	$57,725	$48,974	$50,674	$195,927	$208,561

Diluted earnings per share (GAAP)	$1.58	$1.43	$1.44	$5.67	$5.76
Diluted adjusted earnings per share (non-GAAP)	$1.68	$1.42	$1.47	$5.69	$5.97

BANR - Fourth Quarter 2022 Results
January 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Years Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Non-interest expense (GAAP)	$99,013	$95,034	$91,805	$377,295	$380,101
Exclude merger and acquisition-related expenses	—	—	—	—	(660)
Exclude COVID-19 expenses	—	—	(127)	—	(436)
Exclude Banner Forward expenses	(838)	(411)	(1,157)	(5,293)	(11,604)
Exclude CDI amortization	(1,215)	(1,215)	(1,574)	(5,279)	(6,571)
Exclude state/municipal tax expense	(1,304)	(1,223)	(976)	(4,693)	(4,343)
Exclude REO operations	(28)	(68)	(49)	104	22
Exclude loss on extinguishment of debt	—	—	(2,284)	(793)	(2,284)
Adjusted non-interest expense (non-GAAP)	$95,628	$92,117	$85,638	$361,341	$354,225

Net interest income (GAAP)	$159,071	$146,443	$121,530	$553,179	$496,891
Non-interest income (GAAP)	13,070	15,585	24,474	75,255	96,416
Total revenue (GAAP)	172,141	162,028	146,004	628,434	593,307
Exclude net loss (gain) on sale of securities	3,721	(6)	136	3,248	(482)
Exclude net change in valuation of financial instruments carried at fair value	(157)	(532)	(2,721)	(807)	(4,616)
Exclude gain on sale of branches	—	—	—	(7,804)	—
Adjusted revenue (non-GAAP)	$175,705	$161,490	$143,419	$623,071	$588,209

Efficiency ratio (GAAP)	57.52%	58.65%	62.88%	60.04%	64.06%
Adjusted efficiency ratio (non-GAAP)	54.43%	57.04%	59.71%	57.99%	60.22%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Shareholders’ equity (GAAP)	$1,456,432	$1,408,659	$1,690,327
Exclude goodwill and other intangible assets, net	382,561	383,776	387,976
Tangible common shareholders’ equity (non-GAAP)	$1,073,871	$1,024,883	$1,302,351

Total assets (GAAP)	$15,833,431	$16,360,809	$16,804,872
Exclude goodwill and other intangible assets, net	382,561	383,776	387,976
Total tangible assets (non-GAAP)	$15,450,870	$15,977,033	$16,416,896
Common shareholders’ equity to total assets (GAAP)	9.20%	8.61%	10.06%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	6.95%	6.41%	7.93%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,073,871	$1,024,883	$1,302,351
Common shares outstanding at end of period	34,194,018	34,191,759	34,252,632
Common shareholders’ equity (book value) per share (GAAP)	$42.59	$41.20	$49.35
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$31.41	$29.97	$38.02